Exhibit 99.1
For immediate release
Endeavour Announces Second Quarter 2011
Financial and Operational Results
Houston, August 3, 2011 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported adjusted EBITDA for the second quarter of 2011 was $7.6 million compared to $13.1 million in the second quarter of 2010 and $4.1 million in the first quarter of 2011. On a GAAP basis, net loss was $15.6 million for the second quarter of 2011 as compared to net income of $0.6 million for the same quarter in 2010.
Business Highlights:
•	North Sea:
•	Commenced drilling operations at Bacchus

•	Agreement of commercial terms for the processing and transportation of the Greater Rochelle production on the Scott Platform

•	Contracts awarded for the pipeline and umbilical’s for the development of Greater Rochelle area
•	U.S. Onshore:
•	Announced the acquisition of 50,000 net acres in Marcellus Shale with existing production and pipeline infrastructure

•	8 gross wells brought on production through July in Louisiana and East Texas

•	4 additional gross wells completing or drilling in Louisiana
•	Financial:
•	Increased available capital in July resulting in cash on hand of approximately $245 million
“During the second quarter financial results were as expected, while we made substantive progress on our U.K. development projects and our U.S. Haynesville unconventional gas play. Adding to this progress, our announced strategic acquisition of acreage and infrastructure gives us exposure to 1.0 to 1.3 trillion cubic feet of gross recoverable natural gas resource potential in the Marcellus area. We are confident that the balanced portfolio can deliver significant growth in both oil and natural gas production in the near-term,” said William L. Transier, chairman, chief executive officer and president.
“During July, the Company enhanced its flexibility and growth potential by adding approximately $100 million in available liquidity in addition to funding the $110 million needed for the Marcellus acquisition. The additional capital provides the resources to take advantage of opportunities for growth from existing and emerging parts of our portfolios, while also providing liquidity in case of any unforeseen events.”

Operational Update
North Sea
The drilling of the three planned development wells is underway in the Bacchus field in Block 22/06a in the Central North Sea. Production from the development is expected to begin in the fourth quarter. The Company has a 30% working interest in the field.
In the Greater Rochelle area, the Company awarded two contracts for the design and fabrication of components for the subsea development that will link production for processing and transport to the nearby Scott platform. The contract for the drilling rig for the development will be finalized during the third quarter. Endeavour is operator and holds a 44% ownership interest in the Greater Rochelle development which is now comprised of Blocks 15/26b, 15/26c and 15/27.
U.S. Onshore
Endeavour will assume operated interests in leasehold, producing wells, pipeline and related facilities held by SM Energy Company and its minority partners in McKean and Potter Counties. The transaction increases Endeavour’s leasehold interest in the Marcellus shale to approximately 93,000 gross (68,000 net) acres with more than 300 identified drilling locations in McKean and Cameron counties alone. The purchase will strengthen the Company’s position in one of the most active and low-cost U.S. shale plays and provides significant production and reserve potential. The transaction is expected to close in the fourth quarter. In the Company’s existing Marcellus acreage in Cameron County, two horizontal wells are waiting on completion, while the existing Daniel Field gathering infrastructure is being expanded.
During the quarter, Endeavour brought six gross wells on production in its Haynesville and Cotton Valley plays in Louisiana and East Texas, respectively. In July, production commenced from two additional gross wells with four other wells currently completing or drilling.
In the Montana Heath shale oil play, the Company and its partners expect to launch drilling operations on four vertical wells in the third quarter. In the Alabama Devonian shale gas play, Endeavour has successfully drilled and cased a horizontal re-entry of a previously drilled vertical pilot well. This well is anticipated to be completed and tested by the fourth quarter.
Financing Update
During the second quarter, the Company completed the redemption of all of its outstanding $81.25 million of 6% Senior Notes due 2012. The Notes were exchanged at 100% of principal amount plus accrued and unpaid interest.
In July, Endeavour closed on its private placement of $135 million aggregate principal amount of 5.5% convertible senior notes due 2016, including the full exercise by the initial purchasers of their option to purchase an additional $15 million principal amount of the offering. The Company intends to use the net proceeds of the offering primarily to fund its announced acquisition of operated interest in the Pennsylvania Marcellus shale play. Endeavour also expanded its credit facility by $75 million under the terms of its Senior Term Loan.
In addition, the Company entered into a letter of credit facility agreement with Commonwealth Bank of Australia in the amount of £20,600,000 (approximately $33 million). Associated with the letters of credit was the release of the restrictions on approximately $33 million of cash.

Earnings Conference Call, Wednesday, August 3, 2011 at 9:00 a.m., Central Daylight Time, 3:00 p.m. British Summer Time
Supporting materials for the second quarter conference call can be found on the Company’s website, http://www.endeavourcorp.com in the Investor Relation’s section under Event Details for this webcast or through the following link:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=131980&eventID=4164064
Endeavour International will host a conference call and web cast to discuss its 2011 second quarter financial and operating results on Wednesday, August 3, 2011 at 9 a.m. Central Daylight Time, 3 p.m. British Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 1372683. The toll-free numbers are 888-264-8943 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1301 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:20 p.m. Central Daylight Time on August 3rd through 12:20 p.m. on August 10th by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 1372683.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://endeavourcorp.com.
Additional information for investors:
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.
For further information:

Endeavour — Investor Relations
Mike Kirksey	713.307.8788
Darcey Matthews	713.307.8711

Pelham Public Relations — UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44(0)207 861 3169

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$10,229	$99,267
Restricted cash (released for general use in July 2011)	33,123	31,776
Accounts receivable	9,755	8,068
Prepaid expenses and other current assets	13,021	8,718

Total Current Assets	66,128	147,829

Property and Equipment, Net	499,493	364,677
Goodwill	211,886	211,886
Other Assets	19,570	25,895

Total Assets	$797,077	$750,287

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$59,652	$32,442
Current maturities of debt	16,600	21,600
Accrued expenses and other	20,495	22,642

Total Current Liabilities	96,747	76,684

Long-Term Debt	244,438	323,706
Deferred Taxes	93,911	77,200
Other Liabilities	57,559	64,927

Total Liabilities	492,655	542,517

Commitments and Contingencies

Series C Convertible Preferred Stock	48,428	53,152

Stockholders’ Equity	255,994	154,618

Total Liabilities and Stockholders’ Equity	$797,077	$750,287

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Second Quarter		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Revenues	$19,053	$21,532	$33,157	$35,253

Cost of Operations:
Operating expenses	6,352	3,465	11,392	6,286
Depreciation, depletion and amortization	7,004	7,912	13,326	13,593
Impairment of oil and gas properties	—	—	—	7,692
General and administrative	4,948	4,205	9,662	8,636

Total Expenses	18,304	15,582	34,380	36,207

Income (Loss) From Operations	749	5,950	(1,223)	(954)

Other Income (Expense):
Derivatives:
Realized losses	—	(1,332)	—	(1,100)
Unrealized gains (losses)	(6,448)	6,108	(1,984)	5,036
Interest expense	(7,831)	(5,623)	(20,354)	(11,259)
Interest income and other	(48)	586	(186)	3,609

Total Other Expense	(14,327)	(261)	(22,524)	(3,714)

Income (Loss) Before Income Taxes	(13,578)	5,689	(23,747)	(4,668)

Income Tax Expense (Benefit)	2,026	5,084	(687)	9,917

Net Income (Loss)	(15,604)	605	(23,060)	(14,585)
Preferred Stock Dividends	506	547	1,052	1,136

Net Income (Loss) to Common Stockholders	$(16,110)	$58	$(24,112)	$(15,721)

Net Loss per Common Share — Basic and Diluted	$(0.42)	$—	$(0.74)	$(0.71)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	38,612	23,145	32,714	22,259

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,

	2011	2010

Cash Flows from Operating Activities:
Net loss	$(23,060)	$(14,585)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	13,326	13,593
Impairment of oil and gas properties	—	7,692
Deferred tax expense (benefit)	(875)	8,445
Unrealized (gains) losses on derivatives	1,984	(5,036)
Amortization of non-cash compensation	1,792	1,998
Amortization of loan costs and discount	6,560	3,313
Non-cash interest expense	5,928	3,409
Other	2,789	(3,565)
Changes in operating assets and liabilities	(32,311)	9,189

Net Cash Provided by (Used in) Operating Activities	(23,867)	24,453

Cash Flows From Investing Activities:
Capital expenditures	(66,727)	(41,392)
Acquisitions	(22,240)	(33,047)
(Increase) decrease in restricted cash	(1,347)	2,878

Net Cash Used in Investing Activities	(90,314)	(71,561)

Cash Flows From Financing Activities:
(Repayments) borrowings under debt agreements	(92,050)	15,683
Proceeds from issuance of common stock	118,444	20,011
Dividends paid	(973)	(1,057)
Other financing	(278)	(1,223)

Net Cash Provided by Financing Activities	25,143	33,414

Net Decrease in Cash and Cash Equivalents	(89,038)	(13,694)
Cash and Cash Equivalents, Beginning of Period	99,267	27,287

Cash and Cash Equivalents, End of Period	$10,229	$13,593

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Second Quarter		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	125	188	225	301
United States	1	1	2	3

Total	126	189	227	304

Gas sales (MMcf):
United Kingdom	34	979	78	1,745
United States	1,012	441	1,976	721

Total	1,046	1,420	2,054	2,466

Oil equivalent sales (MBOE)
United Kingdom	131	351	238	592
United States	169	75	332	123

Total	300	426	570	715

Total BOE per day	3,295	4,684	3,149	3,951

Physical production volume (BOE per day) (1):
United Kingdom	1,316	3,279	1,311	3,199
United States	1,888	824	1,887	680

Total	3,204	4,103	3,198	3,879

Realized Prices (2)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$117.34	$76.80	$109.03	$74.33
Effect of commodity derivatives	—	(8.50)	—	(8.83)

Realized prices including commodity derivatives	$117.34	$68.30	$109.03	$65.50

Gas price ($ per Mcf):
Before commodity derivatives	$4.13	$4.91	$4.07	$5.13
Effect of commodity derivatives	—	0.20	—	0.64

Realized prices including commodity derivatives	$4.13	$5.11	$4.07	$5.77

Equivalent oil price ($ per BOE):
Before commodity derivatives	$63.54	$50.51	$58.18	$49.30
Effect of commodity derivatives	—	(3.12)	—	(1.54)

Realized prices including commodity derivatives	$63.54	$47.39	$58.18	$47.76

(1)	We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices include gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Net income (loss)	$(15,604)	$605	$(23,060)	$(14,585)

Impairment of oil and gas properties (net of tax) (1)	—	—	—	7,692
Unrealized (gain) loss on derivatives (net of tax) (2)	6,259	(3,832)	790	(2,657)
Currency impact on deferred taxes	—	(87)	—	(146)

Net Loss as Adjusted	$(9,345)	$(3,314)	$(22,271)	$(9,696)

Net income (loss)	$(15,604)	$605	$(23,060)	$(14,585)

Unrealized (gain) loss on derivatives	6,448	(6,108)	1,984	(5,036)
Net interest expense	7,732	5,605	20,150	11,237
Depreciation, depletion and amortization	7,004	7,912	13,326	13,593
Impairment of oil and gas properties	—	—	—	7,692
Income tax expense (benefit)	2,026	5,084	(687)	9,917

Adjusted EBITDA	$7,606	$13,098	$11,713	$22,818

(1)	Net of tax benefits of none.

(2)	Net of tax (benefit) expense of $189 and $(2,277) and $1,195 and $(2,379), respectively.